FGL Holdings Reports Second Quarter 2018 Results
GEORGE TOWN, Cayman Islands: August 8, 2018 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the second quarter of 2018.

•	Net income available to common shareholders of $13 million or $0.06 per share

•	Adjusted operating income (AOI)[1] available to common shareholders of $58 million or $0.27 per share

•	Total annuity sales of $769 million, a 32 percent increase and fixed indexed annuities (FIAs) sales of $549 million, a 21 percent increase

•	Average assets under management of $25.2 billion; including $1.4B of net asset flows year over year

"We delivered another strong quarter with a 38 percent increase in adjusted operating income along with substantial increases in sales and assets under management, and are on target for the sales and earnings outlook we provided earlier this year," said Chris Littlefield, President and CEO of FGL Holdings. "We remain disciplined in delivering growth that meets profitability targets, and we have good momentum with our distribution partners who have increased confidence in our financial strength, commitment to growth and product offerings. We are also seeing early traction in our International flow reinsurance business. During the quarter, we completed a $550 million debt offering which allowed us to refinance our outstanding debt at lower rates and to augment our capital. Our solid capital position, coupled with our strong sponsorship, affords us flexibility to pursue growth through acquisitions or reinsurance transactions if accretive opportunities arise. Finally, we’re making good progress on the investment front as we continue to improve our overall portfolio yield."
As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after the closing of the merger transaction on November 30, 2017 are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data. The Company presents the tables and financial results herein as follows:

•	Fidelity & Guaranty Life (FGL) (the Predecessor Company)--November 30, 2017 & prior periods

•	FG (the Successor Company)--December 1, 2017 and subsequent periods
The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	June 30, 2018	June 30, 2017
	FG (Successor)	FGL (Predecessor)
Reconciliation from Net Income to AOI(1):	(Unaudited)	(Unaudited)
Net income	$20	$32
Effect of investment losses (gains), net of offsets (2)	37	4
Effect of changes in fair values of FIA related derivatives, net of offsets (2) (3)	16	(4)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (4)	—	8
Effect of integration, merger related & other non-operating items	3	5
Effects of extinguishment of debt	(2)	—
Tax impact of adjusting items	(9)	(3)
AOI (1)	$65	$42
Dividends on preferred stock (5)	(7)	—
AOI available to common shareholders (1)	$58	$42

The current quarter included net notable items of $6 million, or $0.03 per diluted share available to common shareholders. The prior year quarter included net notable items of $1 million, or $0.02 per diluted share. All periods reflect the weighted average diluted shares then outstanding. The table below details notable items in each period.

Current Year Quarter (FG)
• Favorable actual to expected mortality within the single premium immediate annuity (SPIA) product line and other annuity reserve movements	$5 million
• Favorable net investment income from bond prepayment income	$4 million
• Higher project related expenses	($3) million
Prior Year Quarter (FGL)
• Favorable actual to expected mortality within the SPIA product line and other annuity reserve movements	$2 million
• Higher expense related to legacy compensation plans	($1) million

Summary Financial Results (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
(In millions, except per share data)	FG (Successor)	FGL (Predecessor)	FG (Successor)	FGL (Predecessor)
Fixed indexed annuity (FIA) sales (1)	$549	$455	$985	$893
Total annuity sales (1)	$769	$582	$1,547	$1,314
Average assets under management (1)	$25,491	$20,569	$25,224	$20,365
Net investment spread - FIA (1)	2.54%	3.02%	2.46%	3.03%
Net investment spread - All products (1)	2.08%	2.54%	1.98%	2.47%
Net income available to common shareholders	$13	$32	$58	$54
Net income available to common shareholders per diluted share	$0.06	$0.54	$0.27	$0.92
AOI available to common shareholders (1)	$58	$42	$119	$80
AOI available to common shareholders per diluted share (1)	$0.27	$0.72	$0.55	$1.37
Weighted average common basic shares (6)	214.4	58.3	214.4	58.3
Weighted average common diluted shares (6)	214.4	58.4	214.4	58.4
Total common shares outstanding (6)	214.4	59.0	214.4	59.0
Book value per common share	$4.42	$35.82	$4.42	$35.82
Book value per common share excluding AOCI (1)	$7.23	$27.90	$7.23	$27.90

See footnotes below.

Sales Results
Total annuity sales were $769 million for the second quarter, an increase of 32 percent compared to the second quarter of 2017. On a year-to-date basis, total annuity sales of $1.5 billion increased 18 percent over the prior year period. At the half year mark, the Company is well on track to achieve and potentially exceed the Company's targeted growth of 10 to 12 percent for annuity sales.
Sales of the Company's core fixed indexed annuity (FIA) product in the current quarter were $549 million, an increase of 21 percent compared to $455 million in the prior year period. FIA sales increased 26 percent compared to the first quarter of 2018. The strong sales growth reflects long-tenured and productive relationships with key distribution partners, their increasing confidence in the Company and their returned focus on sales and marketing activities now that the Department of Labor (DOL) rule has been vacated. Additionally, in February the Company successfully launched a new performance-based income and accumulation product series, which accounted for 12 percent of FIA sales in the quarter. FIA sales were $985 million on a year-to-date basis, an increase of 10 percent over the prior year period.

Sales of multi-year guarantee annuities (MYGA) were $220 million in the current quarter, as compared to $127 million in the same period last year. Sales increases were driven by strong market positioning through the strength of distribution partnerships and supported by enhanced asset sourcing capabilities.
Indexed universal life (IUL) sales in the quarter were $7 million compared to $9 million last year. The decline in IUL sales reflects the Company's focus on quality of new business and pricing discipline to achieve profitability and capital targets. The Company is focused on improving IUL growth momentum particularly following an upgrade to its ratings.
Investment Portfolio Performance
The investment portfolio is performing well and in line with operating objectives. Asset purchases during the second quarter were $1.5 billion at an average yield(7) of 5.65 percent. Asset purchases were primarily in structured securities including CMBS, CLO, ABS and RMBS. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. The Company's portfolio repositioning is making good progress in shifting from corporate to structured securities and building the alternative asset portfolio, with significant additional actions slated to occur throughout the second half of 2018.
Average assets under management (AAUM) were $25.2 billion at June 30, 2018 on a year-to-date basis, reflecting an increase of $257 million over the sequential quarter. AAUM increased $4.8 billion compared to the prior year period due to $1.4 billion net new business asset flows, as well as the mark-to-market valuation of the investment portfolio as of the date of the merger of $1.2 billion, and the inclusion of $1.9 billion acquired AAUM in Front Street Re and FGL Holdings. A roll forward of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $282 million in the second quarter of 2018, up $25 million or 10 percent from the prior year quarter. Net investment income grew from higher AAUM and bond prepay income, partially offset by approximately $18 million of premium amortization resulting from the fair value mark on the investment portfolio at merger transaction close. Net investment income was up $19 million or 7 percent from the first quarter of 2018, due to volume growth and $9 million from the $2.7 billion block trade completed in late February. The average earned yield on the total portfolio was 4.42 percent in the current quarter.
Net investment spread across all product lines was 208 basis points in the second quarter of 2018 compared to 254 basis points in the prior year period. Spread trends reflect the decline in portfolio yield due to purchase accounting effects and are otherwise stable. Net investment spread for all products was up 20 basis points on a sequential basis due to the lift in net investment income over the prior quarter noted above. Net investment spread for fixed indexed annuities declined from 302 basis points in the second quarter 2017 to 254 basis points in the second quarter of 2018 due to lower yield from purchase accounting. On a Statutory or economic basis, the yield on the investment portfolio remains above 5 percent. The Company expects the overall portfolio yields on both a GAAP and a Statutory basis to continue to expand from ongoing portfolio repositioning efforts. Net realized losses on available-for-sale securities were $46 million in the quarter before amortization and taxes, primarily from $20 million portfolio repositioning and $23 million market value changes on preferred equity securities. There were no impairment losses in the current quarter.
Capital Management

•
GAAP book value per common share at June 30, 2018 was $4.42 on a reported basis; book value per common share excluding accumulated other comprehensive income (AOCI) was $7.23, with 214.4 million common shares outstanding as of June 30, 2018.

•
The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of 485 percent as of June 30, 2018, including impacts of Tax Reform.

•
During the quarter, the Company closed on $550 million aggregate principal amount of 5.50% senior notes due 2025. The Company used the net proceeds to repay $135 million borrowings under its revolving credit facility, related expenses and to redeem and discharge all of the outstanding $300 million aggregate principal amount of its outstanding 6.375% Senior Notes due 2021. The Company contributed the remaining additional capital to its insurance subsidiaries.

Accounting Matters
During the quarter ended June 30, 2018, the Company’s management identified a deficiency in the design of a control over the completeness of the population of securities to be evaluated for the appropriate classification as debt or equity securities under ASC 320.
The control deficiency did not result in a material misstatement of the Company’s previously issued financial statements.

The Company has made immaterial corrections of certain amounts in the consolidated balance sheet as of December 31, 2017 as well as including an immaterial out-of-period amount in the three months ended June 30, 2018.  Management has concluded the deficiency constituted a material weakness in internal control over financial reporting during the quarters ended March 31, 2018 and June 30, 2018 and the period ended December 31, 2017.
The reclassification had no impact on the Company’s Adjusted Operating Income in any period.
Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

FGL Holdings will conduct a conference call on Thursday, August 9, 2018 at 9:00 a.m. ET to discuss second quarter 2018 results.
The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877-883-0383 (U.S. callers) or 412-902-6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 5420443.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877-344-7529 (U.S. callers) or 412-317-0088 (International callers). The access code is 10121947.
The replay information will be available through August 30, 2018.

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: June 30, 2018 - $21,061; December 31, 2017 - $20,847)	$20,326	$20,963
Equity securities, at fair value (cost: June 30, 2018 - $1,378; December 31, 2017 - $1,392)	1,344	1,388
Derivative investments	312	492
Short term investments	—	25
Commercial mortgage loans	525	548
Other invested assets	353	188
Total investments	22,860	23,604
Cash and cash equivalents	1,710	1,215
Accrued investment income	215	211
Funds withheld for reinsurance receivables, at fair value	769	756
Reinsurance recoverable	2,476	2,494
Intangibles, net	1,084	856
Deferred tax assets, net	286	176
Goodwill	476	476
Other assets	154	141
Total assets	$30,030	$29,929

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$22,574	$21,844
Future policy benefits, including $737 and $728 at fair value at June 30, 2018 and December 31, 2017, respectively	4,710	4,751
Liability for policy and contract claims	74	78
Debt	540	307
Revolving credit facility	—	105
Other liabilities	794	892
Total liabilities	28,692	27,977

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 384,489 and 375,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 214,370,000 issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	—	—
Additional paid-in capital	2,047	2,037
Retained earnings (Accumulated deficit)	(106)	(160)
Accumulated other comprehensive income (loss)	(603)	75
Total shareholders' equity	1,338	1,952
Total liabilities and shareholders' equity	$30,030	$29,929

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$15	$12	$33	$15
Net investment income	282	257	545	504
Net investment gains (losses)	(2)	67	(193)	148
Insurance and investment product fees and other	45	44	93	88
Total revenues	340	380	478	755
Benefits and expenses:
Benefits and other changes in policy reserves	249	235	231	503
Acquisition and operating expenses, net of deferrals	46	40	86	73
Amortization of intangibles	10	51	33	84
Total benefits and expenses	305	326	350	660
Operating income	35	54	128	95
Interest expense	(7)	(6)	(13)	(12)
Income before income taxes	28	48	115	83
Income tax expense	(8)	(16)	(43)	(29)
Net income	$20	$32	$72	$54
Less preferred stock dividend	7	—	14	—
Net income available to common shareholders	$13	$32	$58	$54

Net income per common share

Basic	$0.06	$0.54	$0.27	$0.92
Diluted	$0.06	$0.54	$0.27	$0.92
Weighted average common shares used in computing net income per common share:
Basic	214.4	58.3	214.4	58.3
Diluted	214.4	58.4	214.4	58.4

Cash dividend per common share	$—	$0.065	$—	$0.130

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI

(In millions, except per share data)	June 30, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$1,338	$1,952
Less: AOCI	(603)	75
Less: Preferred equity	391	377
Total common shareholders' equity excluding AOCI (1)	$1,550	$1,500

Total common shares outstanding	214.4	214.4
Weighted average common shares outstanding - basic	214.4	214.4
Weighted average common shares outstanding - diluted	214.4	214.4

Book value per common share including AOCI (1)	$4.42	$7.35
Book value per common share excluding AOCI(1)	$7.23	$7.00

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT(1) (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of June 30, 2017	$20.4
Purchase accounting mark-to-market valuation of investment portfolio	1.2
Inclusion of acquired Front Street Re and FGL Holdings	1.9
Net new business asset flows	1.4
Other items	0.3
AAUM as of June 30, 2018	$25.2

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)	Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC) and deferred sale inducement (DSI) amortization.

(3)	The Company adjusted its non-GAAP measure to remove the residual impacts of fair value accounting on its FIA products, for periods after December 31, 2017.

(4)	Applicable to the Predecessor only due to the merger.

(5)	Applicable to the Successor only.

(6)	Predecessor share counts reflect those of the Predecessor entity prior to the merger.

(7)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

Purchase Accounting
On November 30, 2017, Fidelity & Guaranty Life completed its merger transaction with CF Corp, emerging as FGL Holdings. As of the merger date, the Company applied the acquisition method of accounting (purchase accounting or PGAAP), including the initial recognition of most of FGL's and Front Street Re assets and liabilities at fair value, and the recognition of goodwill and other merger-related intangible assets. Prior period results are not restated for the new basis of accounting, which is used in the preparation of future financial statements and related disclosures.

Non-GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate (i) the impact of net investment gains/losses including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in fair values of FIA related derivatives and embedded derivatives, net of hedging cost, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs Act. Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate (i) the impact of net investment gains including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in fair values of FIA related derivatives and embedded derivatives, net of hedging cost, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs act. Adjustments to AOI available to common shareholders are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is a non-GAAP financial measure. It is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points for the successor until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return, inclusive of hedging costs, provided to policyholders.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful supplemental information internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. The Predecessor considered this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of returned on their income generating invested assets.

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity and IUL sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

About FGL Holdings
FGL Holdings, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
FGL Holdings
Investors@fglife.bm
410-487-8898

Source: FGL Holdings